Exhibit 5.1

November 10, 2015

Amaya Inc.

7600 TransCanada Highway

Pointe Claire, Québec H9R 1C8

Dear Sirs/Mesdames:

Registration Statement on Form S-8

We have acted as Canadian counsel to Amaya Inc. (the “Corporation”), a corporation governed by the Business Corporations Act (Québec), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation on or about November 10, 2015 with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Corporation of up to 13,311,657 common shares of the Corporation (the “Shares”) pursuant to the Corporation’s Equity Incentive Plan and Stock Option Plan, as amended from time to time (collectively, the “Plans”).

We have examined copies of: (a) the Registration Statement and exhibits thereto, and (b) the Plans. We have also examined such public and corporate records, certificates and other documents and instruments and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion.

In giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In expressing this opinion, we have relied upon certified copies of the resolutions of the board of directors and of the shareholders of the Corporation relating to the approval and ratification of the Plans and amendments thereto.

On the basis of the foregoing, and assuming that (i) the Corporation reserves for issuance under the Plans an adequate number of authorized and unissued Shares, and (ii) the consideration, if any, required to be paid in connection with the issuance of Shares is actually received by the Corporation, we are of the opinion that when the Shares shall have been issued as contemplated in the Plans, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Quebec and the federal laws of Canada applicable therein. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

(s) Osler, Hoskin & Harcourt LLP